Exhibit (k)(4)

GUGGENHEIM INVESTMENTS PRIVATE CREDIT FUND

Plan pursuant to Rule 18f-3
under the Investment Company Act of 1940

January 14, 2026

The Plan (the “Plan”) pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “Act”) of Guggenheim Investments Private Credit Fund (the “Fund”), which sets forth the general characteristics of, and the general conditions under which the Fund may offer, multiple classes of shares.[1] This Plan may be revised or amended from time to time as provided below.

Class Designations

The Fund, or any portfolio thereof, may from time to time issue one or more of the following classes of shares: Class S shares, Class D shares and Class I Shares (each, a “Class”). Each of the three classes of shares will represent interests in the same portfolio of investments of the Fund and, except as described herein, shall have the same rights and obligations as each other Class. Each Class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the prospectus or statement of additional information through which such shares are issued, as from time to time in effect (the “Prospectus”).

Class Characteristics

Class S shares are offered at a public offering price that is equal to their net asset value (“NAV”), without any initial sales charge, plus an ongoing Rule 12b-1 shareholder servicing and/or distribution fee of 0.85%, as described in the Prospectus.

Class D shares are offered at their NAV, without any initial sales charge, plus an ongoing Rule 12b-1 shareholder servicing and/or distribution fee of 0.25%, as described in the Prospectus.

Class I shares are offered at their NAV, without any initial sales charge or 12b-1 ongoing shareholder servicing and/or distribution fee, as described in the Prospectus.

Allocations to Each Class

Expense Allocations

All expenses incurred by the Fund shall be allocated on a Class-by-Class basis, based on the respective net assets of the Fund attributable to each such Class, except that the net asset value and expenses of each Class will reflect (i) Rule 12b-1 fees payable by the Fund to the distributor, intermediary manager or principal underwriter of the Fund’s shares (the “Distributor”), as

[1] This Plan is intended to allow the Fund to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the Act (the “Rule”), subject to the requirements and conditions imposed by the Rule.

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applicable, attributable to a particular Class, if any, (ii) shareholder services fees attributable to a particular Class (including transfer agency fees, if any), and (iii) any other incremental expenses of that Class.

Subject to the approval of the Fund’s Board of Trustees (the “Board”), including a majority of the disinterested Trustees, the following “Class Expenses” may be allocated on a Class-by-Class basis: (a) administrative and/or accounting or similar fees (each as described in the Prospectus) incurred by a specific Class; (b) legal, printing and postage expenses related to preparing and distributing to current shareholders of a specific Class materials such as shareholder reports, Prospectuses and proxies; (c) Blue Sky fees incurred by a specific class, if applicable; (d) Securities and Exchange Commission registration fees incurred by a specific Class; (e) expenses of administrative personnel and services required to support the Shareholders of a specific Class; (f) trustees’ fees incurred as a result of issues relating to a specific Class; (g) auditors’ fees, litigation expenses, and other legal fees and expenses relating to a specific Class; (h) incremental transfer agent fees and shareholder servicing expenses identified as being attributable to a specific Class; (i) account expenses relating solely to a specific Class; (j) expenses incurred in connection with any shareholder meetings as a result of issues relating to a specific Class; and (k) any such other expenses (not including advisory or custodial fees or other expenses related to the management of the Fund’s assets) actually incurred in a different amount by a Class or related to a Class’s receipt of services of a different kind or to a different degree than another Class.

All expenses not now or hereafter designated as Class Expenses (“Fund Expenses”) will be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

Waivers and Reimbursements

The investment adviser of the Fund (the “Adviser”) or Distributor may choose to waive or reimburse Rule 12b-1 fees, transfer agency fees or any Class Expenses on a voluntary, temporary basis. Such waiver or reimbursement may be applicable to some or all of the Classes and may be in different amounts for one or more Classes.

Income, Gain and Losses

Income and realized and unrealized capital gains and losses shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

Conversion and Exchange Features

Shares of one Class may be exchanged, at the shareholder’s option, for shares of another Class of the Fund (an “intra-Fund exchange”), if and to the extent an applicable intra-Fund exchange privilege is disclosed in the Prospectus and subject to the terms and conditions (including the imposition or waiver of any sales load, repurchase fee or early withdrawal charge) set forth in the Prospectus, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the Class into which such shareholder seeks to exchange.

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Voting Rights

Each Class of shares of the Fund will vote separately as a Class on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class and on any matter submitted to shareholders that relates solely to such Class’s arrangement.

Responsibilities of the Trustees

On an ongoing basis, the Trustees will monitor the Fund for the existence of any material conflicts among the interests of the three Classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement by the Adviser and the Distributor of expenses to guard against cross-subsidization between Classes. The Trustees, including a majority of the disinterested Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Adviser and Distributor, at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

Reports to the Trustees

The Adviser and Distributor will be responsible for reporting any potential or existing conflicts among the three Classes of shares to the Trustees. In addition, the Trustees will receive quarterly and annual statements concerning distributions and shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1. In the statements, only expenditures properly attributable to the sale or servicing of a particular Class of shares shall be used to justify any distribution or service fee charged to that Class. The statements, including the allocations upon which they are based, will be subject to the review of the disinterested Trustees in the exercise of their fiduciary duties.

Amendments

The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.

Severability

If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Plan will not be affected thereby.

Compliance with Fund Governance Standards

While the Plan is in effect, the Fund’s Board will comply with the fund governance standards set forth in Rule 0-1(a)(7) under the Act.

Effectiveness

The effective date of this Plan shall be the date upon which the Fund has an effective registration statement under the Securities Act of 1933, as amended, with respect to more than one Class.

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